Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Vice President – Investor Relations
(212) 922-1640

DOVER ACQUIRES PRODUCTION CONTROL SERVICES, INC.

Acquisition Expands Artificial Lift Position

Downers Grove, IL, April 25, 2012 – Dover Corporation (NYSE: DOV) announced today that it has acquired Production Control Services, Inc. (“PCS”), a leading provider of artificial lift products and services for the oil and gas industry for $220 million, subject to normal closing adjustments. PCS will become part of Norris Production Solutions (“NPS”), an operating unit within Dover’s Energy segment. PCS posted 2011 revenue of approximately $90 million. Dover expects this acquisition to be slightly dilutive to 2012 continuing earnings per share.

PCS is a recognized developer, manufacturer, and provider of quality products in artificial lift and production optimization, including plunger lift, gas lift, nitrogen generation, and well site automation. PCS is headquartered in Frederick, Colorado, and operates a comprehensive sales and service organization within the U.S. and Canada.

“The PCS acquisition is consistent with our strategy of building our presence in the attractive artificial lift space. With the addition of PCS, we are now able to offer our customers a broader solution set in artificial lift. Like many of our other Energy businesses, PCS has a strong mix of recurring revenue and a reputation for innovation,” said Bob Livingston, Dover’s President and Chief Executive Officer.

About Dover

Dover Corporation is a multi-billion dollar diversified global manufacturer. For over 50 years, Dover has been providing its customers with outstanding products and services that reflect the company’s commitment to operational excellence, innovation and market leadership. The company focuses on innovative equipment and components, specialty systems and support services through its four major operating segments: Communication Technologies, Energy, Engineered Systems and Printing & Identification. Dover is headquartered in Downers Grove, Illinois and employs 35,000 people worldwide. Dover Corporation is traded on the New York Stock Exchange under “DOV.” Additional information is available at the company’s website at www.dovercorporation.com.

About NPS

Norris Production Solutions (“NPS”), based in The Woodlands, TX, is a Dover Corporation operating unit in Dover’s Energy segment. NPS provides integrated solutions across the artificial lift spectrum for the oil & gas industry, delivering the latest technologies, innovations and solutions in rod lifts, progressing cavity pumps, sucker rod pumps, plunger lifts and related equipment, well site controls, analytic tools and customer-centric training and educational programs. Additional information is available on the company’s website at www.npsdover.com.

About PCS

Production Control Services, Inc. (“PCS”) is a leading developer, manufacturer, and provider of artificial lift products and services for the oil and gas industry. PCS offers an integrated and comprehensive product line, including PCS Plunger Lift, Opti-Flow™ Gas Lift, Nitro2Go™ Nitrogen Generation, and PCS Well Site SCADA, which increase the efficiency, longevity, and profitability of oil and natural gas wells. Additional information is available on the company’s website at www.pcslift.com.

Forward Looking Statement

Dover Corporation makes information available to the public, orally and in writing, which may use words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning future events and the performance of Dover Corporation that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.

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